Exhibit 2

AMENDMENT AGREEMENT
(“AMENDMENT”)

        Agreement made as of September 1, 2003, between Com Tech 21, LLC, a Delaware Corporation with its principal offices located at One Barnes Park South, Wallingford, CT 06492 (“Purchaser”), and Moving Bytes, Inc., a Nevada corporation with its principal offices located at 5858 Horton Street, Suite 101, Emeryville, CA 94608 (“Seller”).

RECITALS:

        WHERAS, Purchaser and Seller have executed an Asset Purchase Agreement (the “Asset Purchase Agreement or the “Agreement”), dated September 1, 2003

        NOW THEREFORE, for valuable consideration, the parties hereto agree as follows:

WITNESSETH

1.	All capitalized terms used herein but not defined, shall have the meanings specified in the Agreement.

2.	The Agreement is modified to indicate that if the Qwest Credit ends up being less than the originally anticipated twenty five thousand dollars ($25,000.00) the Fourth Tranche shall be adjusted downward by any amount less than the anticipated twenty five thousand dollars ($25,000.00) and if the Qwest Credit should be more than the anticipated twenty five thousand dollars ($25,000), no adjustment shall be required with the differential belonging to the Purchaser.

3.	Except as specifically amended herein, all terms, conditions and provisions contained in the Agreement shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first written above.

Moving Bytes, Inc. By: /s/ Mark Smith Mark Smith President	ComTech21, LLC By: /s/ Richard Minervino, Sr. Richard Minervino, Sr. President & CEO